Exhibit 4.5

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (this “Amendment”) is dated as of January 31, 2018 (the “Amendment Date”), between Syros Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Incyte Corporation, a Delaware corporation (“Purchaser”), to amend that certain Stock Purchase Agreement, dated as of January 8, 2018, between the Company and Purchaser (the “Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, in Section 5.8 of the Agreement, the Company granted to Purchaser the right to purchase up to Purchaser’s Pro-Rata Share in the event of a Subsequent Financing;

WHEREAS, the Company intends to undertake a Public Offering, subject to market and other conditions (the “2018 Public Offering”); and

WHEREAS, Purchaser, pursuant to the terms and conditions of the Agreement (as amended by this Amendment), desires to undertake a side-by-side private placement at the same time as the 2018 Public Offering, in an amount equal to Purchaser’s Pro-Rata Share and at a price per share equal to the public offering price per share that the Common Stock is sold to the public in the 2018 Public Offering (the “Public Offering Price”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

1.                                      Amendment of Section 2.1.  Section 2.1 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Subject to the terms and conditions of this Agreement, the Company agrees to sell to Purchaser at the Initial Closing, free and clear of all Liens, and Purchaser agrees to purchase from the Company at the Initial Closing, 793,021 shares of Common Stock (the “Initial Shares”) at a price per share of $12.61 for an aggregate purchase price of $9,999,994.81 (the “Initial Purchase Price”).  Subject to the satisfaction or waiver of the conditions set forth in Section 2.4, the Initial Closing shall take place remotely via the exchange of documents and signatures at 10:00 a.m. Eastern Time on January 8, 2018, or at such other time and location as the Company and Purchaser shall mutually agree (which time and location are designated as the “Initial Closing” and the date thereof as the “Initial Closing Date”).  Subject to the terms and conditions of this Agreement, the Company agrees to sell to Purchaser at the Additional Closing, free and clear of all Liens, and Purchaser agrees to purchase from the Company at the Additional Closing, 125,656 shares of Common Stock (“Additional Shares”) at a price per share of $9.55 for an aggregate purchase price of $1,200,014.80 (the “Additional Purchase Price”).  Upon satisfaction or waiver of the conditions set forth in Section 2.4, the Additional Closing shall take place remotely via the exchange of documents and signatures concurrently with the closing of the 2018 Public Offering, which the Company and Purchaser anticipate will be on or about two (2) Business Days following the Amendment Date, or at such other time and location as the Company and Purchaser shall mutually agree (which time and location are designated as the “Additional Closing” and the date thereof as the “Additional Closing Date”).  The shares of Common Stock issued to Purchaser pursuant to this Agreement (including the Initial Shares and any Additional Shares) shall be referred to in this Agreement as the “Shares,” unless otherwise specified.  Similarly, in the event there is more than one closing, the term “Closing” shall apply to each such closing, as applicable; the term “Closing Date” shall apply to the date of each such closing, as applicable; and the term “Purchase Price” shall apply to the Initial Purchase Price or the Additional Purchase Price, as applicable, in each case, unless otherwise specified.”

2.                                      Amendment of Section 2.4.  Section 2.4 of the Agreement is hereby amended by:

(a)                                 Deleting the phrase “the date hereof” where it appears therein and inserting in lieu thereof “the date hereof, as of the Amendment Date and as of each Closing Date.”

(b)                                 Inserting the following as new Section 2.4(a)(v) and new Section 2.4(b)(x):

“Solely with respect to the Additional Closing, any of J.P. Morgan Securities LLC, Cowen and Company, LLC or Piper Jaffray & Co., the representatives of the several underwriters for the 2018 Public Offering (the “Underwriters”), shall have purchased, concurrent with the purchase of the Additional Shares by Purchaser hereunder, the Underwritten Shares (as defined in the Underwriting Agreement to effect the 2018 Public Offering (the “Underwriting Agreement”)) at the Public Offering Price (less any underwriting discounts or commissions).”

3.                                      Amendment of Sections 3.1 and 3.2.  The first sentence of each of Sections 3.1 and 3.2 of the Agreement is hereby amended by deleting the phrase “the date hereof” where it appears therein and inserting in lieu thereof “the date hereof and as of the Amendment Date.”

4.                                      Amendment of Section 3.1(a).  The second sentence of Section 3.1(a) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to this Agreement and the 2018 Public Offering, pursuant to the exercise of stock options under the Company’s stock incentive plans and the issuance of shares of Common Stock pursuant to the Company’s at-the-market sales agreement.”

5.                                      Amendment of Section 5.1.  Section 5.1 of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

“5.1                         Stock Ownership Governance.

(a)                                 Lock-Up Period.   Excluding any transfers of Initial Shares between Purchaser and any of its Affiliates, during the twelve (12) month period beginning on the Initial Closing Date and ending on the first anniversary thereof (the “Lock-Up Period”), Purchaser shall not, and shall not cause any other holder of the Initial Shares to, without the prior written consent of the Company, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Initial Shares or enter into a transaction which would have the same effect.  The Purchaser acknowledges that the Company shall impose stop-transfer instructions with respect to the Initial Shares until the end of the Lock-Up Period in accordance with the transfer restrictions set forth in this Section 5.1(a).

(b)                                 Market Stand-Off Agreement.   During the Lock-Up Period, Purchaser agrees that in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any underwritten offering of the Company’s securities, Purchaser will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Initial Shares without the prior written consent of the Company or such underwriters, as the case may be, for such period of time within the Lock-Up Period from the effective date of such registration as the Company or the underwriters may specify.

(c)                                  Remedies.  Without prejudice to the rights and remedies otherwise available to the parties, the Company shall be entitled to equitable relief by way of injunction if Purchaser or any other holder of the Initial Shares breaches or threatens to breach any of the provisions of this Section 5.1.”

6.                                      Amendment of Section 5.7(a).  Clause (iv) of Section 5.7(a) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof: “(iv) following the expiration of the Lock-Up Period (solely as to the Initial Shares);”.

7.                                      Amendment of Section 5.8(a).  The first sentence of Section 5.8(a) of the Agreement is hereby amended by deleting the phrase “Closing Date” where it appears therein and inserting in lieu thereof “Initial Closing Date.”

8.                                      Underwriters Exercise of Overallotment.

8.1                               Purchase and Sale of Option Shares; Option Closings.  In the event that the Underwriters exercise, in full or in part, their right under the Underwriting Agreement to purchase additional shares of Common Stock to cover overallotments, if any, the Company shall provide written notice to Purchaser of such exercise in accordance with Section 5.8 of the Agreement (as amended by this Amendment).  In the event that Purchaser elects, pursuant to Section 5.8 of the Agreement (as amended by this Amendment), to purchase its Pro-Rata Share of shares of Common Stock in relation to any such exercise (“Option Shares”), subject to the terms and conditions of the Agreement (as amended by this Amendment), the Company shall sell to Purchaser at an Option Closing (as defined below), free and clear of all Liens, and Purchaser agrees to purchase from the Company at such Option Closing, the applicable Option Shares at a price per share of $9.55 for an aggregate purchase price equal to the price per share multiplied by the number of Option Shares purchased in such Option Closing (for each Option Closing, if any, the “Option Purchase Price”).  Upon satisfaction or waiver of the conditions set forth in Section 2.4 of the Agreement (as amended by this Amendment), any Option Closing shall take place remotely via the exchange of documents and signatures concurrently with the closing of the Underwriters’ purchase of shares of Common Stock upon exercise of their overallotment option, or at such other time and location as the Company and Purchaser shall mutually agree (each such time and location are designated as an “Option Closing” and the date thereof as an “Option Closing Date”).

8.2.                            Amendment of Section 2.1 for an Option Closing.  In the event of an Option Closing, the last two sentences of Section 2.1 of the Agreement (as amended herein) shall be deleted in their entirety and the following inserted in lieu thereof:

“The shares of Common Stock issued to Purchaser pursuant to this Agreement (including the Initial Shares, the Additional Shares and any Option Shares) shall be referred to in this Agreement as the “Shares,” unless otherwise specified.  Similarly, in the event there is more than one closing, the term “Closing” shall apply to each such closing, as applicable; the term “Closing Date” shall apply to the date of each such closing, as applicable; and the term “Purchase Price” shall apply to the Initial Purchase Price, the Additional Purchase Price or an Option Purchase Price, as applicable, in each case, unless otherwise specified.”

8.3.                            Amendment of Section 2.4 for an Option Closing.  In the event of an Option Closing, Section 2.4 of the Agreement shall be amended by inserting the following as new Section 2.4(a)(vi) and new Section 2.4(b)(xi):

“Solely with respect to an Option Closing, the Underwriters shall have purchased, concurrent with the purchase of the Option Shares by Purchaser hereunder, the Option Shares (for purposes of this clause, as defined in the Underwriting Agreement) at the Public Offering Price (less any underwriting discounts or commissions).”

9.                                      Termination of Amendment.  This Amendment and the obligations, representations and warranties of the parties under the Agreement (as amended by this Amendment) with respect to the purchase of Additional Shares shall automatically terminate and be of no further force and effect upon the earliest to occur, if any, of: (a) either the Company, on the one hand, or the Underwriters, on the other hand, advising the other in writing, prior to the execution of the Underwriting Agreement, that they have determined not to proceed with the 2018 Public Offering, (b) termination of the Underwriting Agreement (other than the provisions thereof which survive termination) prior to the sale of any of the Common Stock to the Underwriters, or (c) the Underwriting Agreement has not become effective by March 31, 2018.

10.                               Entire Agreement.  The Agreement, as supplemented and modified by this Amendment, together with the exhibits and schedules thereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into the Agreement.

11.                               Governing Law.  This Amendment shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, USA, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

12.                               Execution in Counterparts.  This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13.                               Remaining Provisions of the Agreement.  Except as provided herein, each of the other provisions of the Agreement shall remain in full force and effect.

14.                               References.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Agreement, as amended hereby.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SYROS PHARMACEUTICALS, INC.

By:	/s/ Nancy Simonian
Name: Nancy Simonian, M.D.
Title: Chief Executive Officer

INCYTE CORPORATION

By:	/s/ Hervé Hoppenot
Name: Hervé Hoppenot
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Stock Purchase Agreement]